Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-174787 on Form S-1 of our reports dated February 17, 2011, relating to the consolidated financial statements of Energy Future Intermediate Holding Company LLC (“EFIH”) and the effectiveness of EFIH’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of EFIH for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

August 15, 2011